Exhibit 99.1

Par Pacific Announces Pricing of Proposed Senior Secured Term Loan B Facility

HOUSTON, February 15, 2023 — Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced that Par Pacific, Par Petroleum, LLC (the “Company”) and Par Petroleum Finance Corp. (together with the Company, the “Borrowers”) have priced the proposed private $550 million aggregate principal amount senior secured term loan B due 2030 (the “Facility”). The loans under the Facility will be issued at a price equal to 98.5% of their face value and bear interest at a rate equal to SOFR plus 4.25% (with SOFR not less than 0.50%). The interest rate spread will step down 25 bps from 4.25% to 4.00% if Par Pacific’s credit rating is upgraded by certain ratings agencies to Ba3/BB-.

The proceeds of the loans under the Facility will be used for refinancing the Borrowers’ existing term loan B due 2026 and its outstanding senior secured notes, and for general corporate purposes. The closing of the Facility is expected to occur on or around February 28, 2023, subject to customary closing conditions.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex, niche markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 61,000 bpd of combined refining capacity, related multimodal logistics systems, and 31 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including the timing, amount and use of proceeds of the Facility. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, (ii) risks and uncertainties related to the capital markets generally, (iii) the ability to close the Facility on the anticipated closing date or at all and (iv) other factors, many of which are outside our control, which could cause actual results to differ materially from such statements. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

For more information contact:

Ashimi Patel

Director, Investor Relations

(832) 916-3355

apatel@parpacific.com

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